Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com

June 6, 2019

Q2 Holdings, Inc.

13785 Research Blvd., Suite 150

Austin, Texas 78750

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Q2 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of 2,517,986 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) and the proposed sale by a selling stockholder of 120,000 shares of Common Stock (the “Selling Stockholder Shares”), with an additional 395,698 shares of Common Stock issuable upon exercise of an option granted to the underwriters by the Company as set forth in the Company’s registration statement, pursuant to an automatic registration statement on Form S-3 (File No. 333- 231947) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) on June 4, 2019, and the preliminary prospectus dated June 4, 2019 (the “Base Prospectus”) contained therein, as supplemented by the final prospectus supplement dated June 5, 2019 (the “Prospectus Supplement”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement, the Base Prospectus and the Prospectus Supplement; (b) the Fourth Amended and Restated Certificate of Incorporation of the Company; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly and validly authorized, and when issued and sold in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable and (2) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable; provided, however, with respect to those Selling Stockholder Shares that will be issued upon the exercise of vested options prior to such sale, such Selling Stockholder Shares will be validly issued, fully-paid and nonassessable upon the exercise and payment in compliance with the terms of the options pursuant to which such Selling Stockholder Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)